As filed with the Securities and Exchange Commission on May 8, 2002

Registration No. 333-17957

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MECHANICAL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Michigan	38-2163045

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2300 Traverwood Drive
Ann Arbor, Michigan	48105

(Address of Principal Executive Offices)	(Zip Code)

MECHANICAL DYNAMICS, INC. 1993 STOCK OPTION PLAN
MECHANICAL DYNAMICS, INC. EMPLOYEE STOCK PURCHASE PLAN
MECHANICAL DYNAMICS 1996 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES
MECHANICAL DYNAMICS NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

(Full title of the plans)

Michael E. Korybalski
Chief Executive Officer
Mechanical Dynamics, Inc.
2301 Commonwealth Blvd.
Ann Arbor, Michigan 48105

(Name and address of agent for service)

(313) 994-3800

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

			Proposed
		Proposed	maximum
Title of securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered	Registered(2)	price per share	price	registration fee

Common Stock (1)	0 shares	$0.93 (3)	$57,355.00(3)	$20.00

Common Stock	0 shares	$14.06(3)	$4,218,000.00(3)	$1,455.00

Common Stock	0 shares	$9.00(3)	$742,500.00(3)	$256.00

Common Stock	0 shares	$13.50(3)	$1,350,000.00(3)	$466.00

Common Stock	0 shares	$14.06(3)	$3,761,050.00(3)	$1,297.00

Common Stock	0 shares	$11.00(3)	$220,000.00(3)	$76.00

Common Stock	0 shares	$14.06(3)	$1,124,800.00(3)	$388.00

Total	0 shares		$11,473,705	$3,958.00

(1)	No par value per share (the “Common Shares”).
(2)	Reflects the deregistration of an aggregate of 911,671 Common Shares no longer issuable under the 1993 Stock Option Plan, the Employee Stock Purchase Plan, the 1996 Stock Incentive Plan for Key Employees and the Non-Employee Director Stock Option Plan as a result of the merger of Mechanical Dynamics, Inc. with MSC Acquisition II Corp., a wholly-owned subsidiary of MSC.Software Corporation.
(3)	Calculated solely for the purpose of computing the registration fee.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on May 8, 2002.

MECHANICAL DYNAMICS, INC

By: /s/ Michael E. Korybalski Michael E. Korybalski Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael E. Korybalski Michael E. Korybalski	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2002

/s/ Robert R. Ryan Robert R. Ryan	President and Chief Operating Officer (Principal Executive Officer)	May 8, 2002

/s/ David Peralta David Peralta	Chief Financial Officer Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2002

/s/ Herbert S. Amster Herbert S. Amster	Director	May 8, 2002

/s/ David E. Cole David E. Cole	Director	May 8, 2002

/s/ Joseph F. Gloudeman Joseph F. Gloudeman	Director	May 8, 2002

/s/ Mitchell I. Quain Mitchell I. Quain	Director	May 8, 2002

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